Exhibit 10.1

CĪON Investment Corporation

$100,000,000

Senior Unsecured Notes due 2027

Note Purchase Agreement

Dated November 8, 2023

Table of Contents

Section	Heading	Page

Section 1.	Authorization of Notes; Interest Rate.	1

Section 1.1.	Authorization of Notes	1
Section 1.2.	Changes in Interest Rate	1

Section 2.	Sale and Purchase of Notes.	2
Section 3.	Closing.	2
Section 4.	Conditions to Closing.	3

Section 4.1.	Representations and Warranties	3
Section 4.2.	Performance; No Default	3
Section 4.3.	Compliance Certificates	3
Section 4.4.	Opinions of Counsel	3
Section 4.5.	Purchase Permitted By Applicable Law, Etc.	3
Section 4.6.	Sale of Other Notes	3
Section 4.7.	Payment of Fees	4
Section 4.8.	Private Placement Number	4
Section 4.9.	Changes in Corporate Structure	4
Section 4.10.	Funding Instructions	4
Section 4.11.	Rating	4
Section 4.12.	Consent of Holders of Other Indebtedness	4
Section 4.13.	Proceedings and Documents	4
Section 4.14.	Unencumbered Asset Coverage Ratio	4

Section 5.	Representations and Warranties of the Company.	4

Section 6.	Representations of the Purchasers.	11

Section 6.1.	Purchase for Investment	11
Section 6.2.	Source of Funds	11

Section 7.	Information as to the Company	11

Section 7.1.	Financial and Business Information	11
Section 7.2.	Officer’s Certificate	13
Section 7.3.	Visitation	13

Section 7.4.	Electronic Delivery	14

Section 8.	Payment and Prepayment of the Notes.	14

Section 9.	Affirmative Covenants.	19

Section 10.	Negative Covenants.	23

Section 11.	Events of Default.	25

Section 12.	Remedies on Default, Etc.	27

Section 12.1.	Acceleration	27
Section 12.2.	Other Remedies	28
Section 12.3.	Rescission of Declaration	28
Section 12.4.	No Waivers or Election of Remedies, Expenses, Etc.	28

Section 13.	Registration; Exchange; Substitution of Notes	28

Section 13.1.	Registration of Notes	28
Section 13.2.	Transfer and Exchange of Notes	29
Section 13.3.	Replacement of Notes	29

Section 14.	Payments on Notes	29

Section 14.1.	Place of Payment	29
Section 14.2.	Payment by Wire Transfer	30
Section 14.3.	FATCA Information	30

Section 15.	Expenses, Etc.	30

Section 15.1.	Transaction Expenses	30
Section 15.2.	Certain Taxes	31

Section 15.3.	Survival	31

Section 16.	Survival of Representations and Warranties; Entire Agreement	31

Section 17.	Amendment and Waiver	31

Section 17.1.	Requirements	31
Section 17.2.	Solicitation of Holders of Notes	32
Section 17.3.	Binding Effect, Etc.	32
Section 17.4.	Notes Held by Company, Etc.	33

Section 22.1.	Successors and Assigns	35
Section 22.2.	Accounting Terms	35
Section 22.3.	Severability	35
Section 22.4.	Construction, Etc.	35
Section 22.5.	Counterparts; Electronic Contracting	36
Section 22.6.	Governing Law	36
Section 22.7.	Jurisdiction and Process; Waiver of Jury Trial	36

Signature	38

Schedule A	— Defined Terms

Schedule 1	— Form of Senior Unsecured Note due 2027

Schedule 5.3	— Disclosure Materials

Schedule 5.4	— Subsidiaries of the Company and Ownership of Subsidiary Stock

Schedule 5.5	— Financial Statements

Schedule 5.15	— Existing Indebtedness

Purchaser Schedule	— Information Relating to Purchasers

CĪON Investment Corporation

100 Park Avenue, 25th Floor

New York, NY 10017

Senior Unsecured Notes due 2027

November 8, 2023

To Each of the Purchasers Listed in the Purchaser Schedule Hereto:

Ladies and Gentlemen:

CĪON Investment Corporation, a Maryland corporation (the “Company”), agrees with each of the Purchasers as follows:

Section 1. Authorization of Notes; Interest Rate.

Section 1.1.          Authorization of Notes. The Company will authorize the issue and sale of $100,000,000 aggregate principal amount of its Senior Unsecured Notes due 2027 (the “Notes”). The Notes shall be substantially in the form set out in Schedule 1. Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 22.4 shall govern.

Section 1.2.          Changes in Interest Rate.

(a)           If at any time a Below Investment Grade Event occurs, then:

(i)            as of the date of the occurrence of the Below Investment Grade Event to and until the date on which such Below Investment Grade Event is no longer continuing (as evidenced by the receipt and delivery to the holders of the Notes of any Rating necessary to cure such Below Investment Grade Event), the Notes shall bear interest at the Adjusted Interest Rate; and

(ii)           the Company shall promptly, and in any event within twenty (20) Business Days after a Below Investment Grade Event has occurred, notify the holders of the Notes in writing, sent in the manner provided in Section 18, that a Below Investment Grade Event has occurred, which written notice shall be accompanied by evidence satisfactory to the Required Holders to such effect and confirming the effective date of the Below Investment Grade Event and that the Adjusted Interest Rate will be payable in respect of the Notes in consequence thereof.

(b)           The fees and expenses of any NRSRO and all other costs incurred in connection with obtaining, affirming or appealing a Rating pursuant to this Section 1.2 shall be borne solely by the Company.

(c)           As used herein, “Adjusted Interest Rate” means the interest rate per annum which is 1.00% above the interest rate of the Notes determined pursuant to Section 8.9.

(d)           As used herein, a “Below Investment Grade Event” shall occur if

(i)            at any time the Company has obtained a Rating of the Notes from only one NRSRO, the then most recent Rating from such NRSRO that is in full force and effect (not having been withdrawn) is less than Investment Grade; or

(ii)           at any time the Company has obtained a Rating of the Notes from two NRSROs, the then lower of the most recent Ratings from the NRSROs that are in full force and effect (not having been withdrawn) is less than Investment Grade; or

(iii)          at any time the Company has obtained a Rating of the Notes from three or more NRSROs, the then second lowest of the most recent Ratings from the NRSROs that is in full force and effect (not having been withdrawn) is less than Investment Grade (provided, for the avoidance of doubt, if two or more of the most recent Ratings are equal or equivalent as the lowest such Rating, then one of such equal or equivalent Ratings will be deemed to be the second lowest Rating for purposes of such determination); or

(iv)          at any time the Company shall have failed to receive and deliver to the holders of the Notes a Rating of the Notes from at least one NRSRO as required pursuant to Section 9.10.

(e)           Following the occurrence and during the continuance of an Event of Default, the Notes shall bear interest at the Default Rate.

Section 2. Sale and Purchase of Notes.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in the Purchaser Schedule at the purchase price of 99.25% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

Section 3. Closing.

The sale and purchase of the Notes to be purchased by each Purchaser shall occur remotely, at 10:00 A.M. Eastern Time on November 8, 2023 (the “Closing”). At the Closing the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company. If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to a Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure by the Company to tender such Notes or any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction.

Section 4. Conditions to Closing.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1.          Representations and Warranties. The representations and warranties of the Company in Section 5 shall be correct when made and at the Closing.

Section 4.2.          Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing. Before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing.

Section 4.3.          Compliance Certificates.

(a)           Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b)           Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement, (ii) the Company’s organizational documents as then in effect, (iii) a certificate from the State Department of Assessment and Taxation of Maryland evidencing the good standing of the Company in the State of Maryland as of a date within 2 Business Days of the Closing and (iv) each document provided to the Purchaser in such certificate is correct, complete and in full force and effect as at the date of the Closing.

Section 4.4.          Opinions of Counsel. Such Purchaser shall have received opinions, dated the date of the Closing (a) from White & Case LLP, counsel for the Company, in form and substance reasonably satisfactory to such Purchaser (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers), and (b) from Miles & Stockbridge, Maryland counsel for the Company, in form and substance reasonably satisfactory to such Purchaser (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers).

Section 4.5.          Purchase Permitted By Applicable Law, Etc. On the date of the Closing, such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any Tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably request to enable such Purchaser to independently determine with such Purchaser’s advisors whether such purchase is so permitted. The Company shall have no liability with respect to any such independent determination made by each Purchaser as long as the Company and its officers have not made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, in connection with each Purchaser’s determination.

Section 4.6.          Sale of Other Notes. Contemporaneously with the Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in the Purchaser Schedule.

Section 4.7.          Payment of Fees. Without limiting Section 15.1, the Company shall have paid on or before the Closing all expenses to be paid by the Company pursuant to Section 15.1, including the reasonable fees, charges and disbursements of the Purchasers’ special counsel to the extent reflected in a statement of such counsel rendered to the Company at least one (1) Business Day prior to the Closing.

Section 4.8.          Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes.

Section 4.9.          Changes in Corporate Structure. The Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10.          Funding Instructions. At least two (2) Business Days prior to the date of the Closing, the Company shall have provided the Sub-Agent, which shall have promptly provided to each Purchaser, written funding instructions signed by a Responsible Officer on letterhead of the Company including (a) the name and address of the transferee bank, (b) such transferee bank’s ABA number and (c) the account name and number into which the purchase price for the Notes is to be deposited.

Section 4.11.          Rating. The Notes shall be rated “BBB-” (or its equivalent) or better by DBRS or another NRSRO, which rating shall specifically describe the Notes, including their interest rate, maturity and Private Placement Number.

Section 4.12.          Consent of Holders of Other Indebtedness. On or prior to the date of the Closing, any consents or approvals required to be obtained from any holder or holders of any outstanding Indebtedness of the Company or its Subsidiaries and any amendments of agreements pursuant to which any Indebtedness may have been issued which shall be necessary to permit the consummation of the transactions contemplated hereby shall have been obtained (and shall be in full force and effect on the date of the Closing) and shall be satisfactory to such Purchaser and its special counsel, which satisfaction shall not be unreasonably withheld.

Section 4.13.          Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel (acting reasonably), and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

Section 4.14.          Unencumbered Asset Coverage Ratio. The Purchasers shall have received an Unencumbered Asset Coverage Ratio Report as of September 30, 2023, which Unencumbered Asset Coverage Ratio Report shall additionally set forth such Unencumbered Asset Coverage Ratio of the Company on a pro forma basis after giving effect to the transactions contemplated hereby and shall separately set forth the classification of each Investment of the Company.

Section 5. Representations and Warranties of the Company.

The Company represents and warrants to each Purchaser that:

Section 5.1.          Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

Section 5.2.          Authorization, Etc. This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3.          Disclosure.

(a)           The Company’s most recent Form 10-K and all subsequent Form 10-Qs fairly describe, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. This Agreement, the Company’s most recent Form 10-K and all subsequent Form 10-Qs and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company (other than financial projections, pro forma financial information and other forward looking information referenced in Section 5.3(b)) prior to the date hereof in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement and such documents, certificates or other writings identified in Schedule 5.3 and such Form 10-K and Form 10-Qs (other than financial projections, pro forma financial information and other forward-looking information referenced in Section 5.3(b)) being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since December 31, 2022, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

(b)           All financial projections, pro forma financial information and other forward-looking information which has been delivered to each Purchaser by or on behalf of the Company in connection with the transactions contemplated by this Agreement and identified in Schedule 5.3 are based upon good faith assumptions and, in the case of financial projections and pro forma financial information, good faith estimates, in each case, believed to be reasonable at the time made, it being recognized that (i) such financial information as it relates to future events is subject to significant uncertainty and contingencies (many of which are beyond the control of the Company) and are therefore not to be viewed as fact, and (ii) actual results during the period or periods covered by such financial information may materially differ from the results set forth therein.

Section 5.4.          Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a)           Schedule 5.4 contains (except as noted therein) complete and correct lists of (i) the Company’s Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary and whether such Subsidiary is a Subsidiary Guarantor, (ii) the Company’s Affiliates, other than Subsidiaries and (iii) the Company’s directors and senior officers.

(b)           All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Company or another Subsidiary free and clear of any Lien that is prohibited by this Agreement.

(c)           Each Subsidiary is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d)           No Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Section 5.5.          Financial Statements; Material Liabilities. The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed in the Disclosure Documents.

Section 5.6.          Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement and the Notes will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, (i) the corporate charter, by-laws or shareholders agreement of the Company or any Subsidiary or (ii) any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary, except where any of the foregoing (other than clause (a)(i) above), individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.7.          Governmental Authorizations, Etc. Except for (a) Form 8-K filings required to be made by the Company with the SEC or (b) filings that may be required to be made by the Company with any state securities authority in order for the Company to comply with any applicable “blue sky” laws of such states, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes.

Section 5.8.          Litigation; Observance of Agreements, Statutes and Orders.

(a)           There are no actions, suits, investigations or proceedings pending or, to the best knowledge of the Company, threatened in writing against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Neither the Company nor any Subsidiary is (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which default or violation could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.9.          Taxes. The Company and its Subsidiaries have filed all Tax returns that are required to have been filed in any jurisdiction, and have paid all Taxes shown to be due and payable on such returns and all other Taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such Taxes and assessments have become due and payable and before they have become delinquent, except for any Taxes and assessments (a) the amount of which, individually or in the aggregate, is not Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other Tax or assessment that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of U.S. federal, state or other Taxes for all fiscal periods are adequate. The U.S. federal income Tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2017.

Section 5.10.        Portfolio Assets. To the knowledge of the Company, the Company and its Subsidiaries have good and marketable title to all of their Investments, free and clear of all mortgages, pledges, liens, security interests, claims or encumbrances of any kind that are prohibited by this Agreement. To the knowledge of the Company, all of the applicable investment documents and agreements which constitute the Investments (the “Investment Documents and Agreements”) are in full force and effect, and the Company has no notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or its Subsidiaries under the Investment Documents and Agreements.

Section 5.11.        Licenses, Permits, Etc.

(a)           The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others, except for any such conflicts that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)           To the best knowledge of the Company, no product or service of the Company or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c)           To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

Section 5.12.        Employee Matters; Certain ERISA Matters.

(a)           The Company has no employees or employee benefit plans.

(b)           To the knowledge of the Company, no portion of the underlying assets of the Company or its Subsidiaries constitute, and the Company will take commercially reasonable steps to avoid having any portion of the underlying assets of the Company and its Subsidiaries constitute at any time, “plan assets” of any “benefit plan investor” within the meaning of the Plan Asset Regulation or otherwise. To the knowledge of the Company, neither the execution, delivery or performance of the transactions contemplated under this Agreement, including the issuance and sale of the Notes hereunder, will give rise to a non-exempt prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A)-(D) of the Code.

Section 5.13.        Private Offering by the Company. Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) that is or will be integrated with the sale of the Notes in a manner that would require registration of the Notes under the Securities Act. None of the Company or any of its affiliates (as defined in Rule 501(b) of Regulation D) or any other person acting on its or their behalf has solicited offers for, or offered or sold, the Notes by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

Section 5.14.        Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes hereunder to repay existing Indebtedness, fund new Investments and for general corporate purposes. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute part of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute part of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15.        Existing Indebtedness; Future Liens.

(a)           Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of November 8, 2023 (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guaranty thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)           Except as disclosed in Schedule 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness.

(c)           Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as disclosed in Schedule 5.15.

Section 5.16.        Foreign Assets Control Regulations, Etc.

(a)           Neither the Company nor any Controlled Entity (i) is a Blocked Person or Canada Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.

(b)           Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, any Canadian Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, any Canadian Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c)           No part of the proceeds from the sale of the Notes hereunder:

(i)            constitutes or will constitute funds obtained on behalf of any Blocked Person or Canada Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person or Canada Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or any Canadian Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws or any Canadian Economic Sanctions Laws;

(ii)           will be used, directly or indirectly, in violation of, or will be used for any purpose that will cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii)          will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d)           The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Canadian Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

Section 5.17.        Status under Certain Statutes. Neither the Company nor any Subsidiary is subject to regulation under the Public Utility Holding Company Act of 2005, the ICC Termination Act of 1995, or the Federal Power Act.

Section 5.18.        Environmental Matters.

(a)           Neither the Company nor any Subsidiary has knowledge of any claim or has received any written notice of any claim and no proceeding has been instituted asserting any claim against the Company or any of its Subsidiaries or any of their respective real properties or other assets now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.

(b)           Neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)           Neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d)           Neither the Company nor any Subsidiary has disposed of any Hazardous Materials in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e)           All buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.19.        Investment Company Act.

(a)           Status as Business Development Company. The Company has elected to be regulated as a “business development company” within the meaning of the Investment Company Act and qualifies as a RIC.

(b)           Compliance with Investment Company Act. The business and other activities of the Company and its Subsidiaries, including the issuance of the Notes hereunder, the application of the proceeds and repayment thereof by the Company and the consummation of the transactions contemplated by this Agreement do not result in a violation or breach in any material respect of the provisions of the Investment Company Act or any rules, regulations or orders issued by the SEC thereunder, in each case that are applicable to the Company and its Subsidiaries.

(c)           Investment Policies. The Company is in compliance with the Investment Policies, except to the extent that the failure to comply would not reasonably be expected to have a Material Adverse Effect.

Section 6. Representations of the Purchasers.

Section 6.1.           Purchase for Investment. Each Purchaser severally represents that it is (a) purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control and (b) an Institutional Accredited Investor. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

Section 6.2.          Source of Funds. Each Purchaser severally represents and warrants, for so long as it holds Notes or any interest in such Notes, either that (i) it is not and is not acting on behalf of, or using assets of, an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to the fiduciary provisions of Title I of ERISA, any “plan” or “account” (as defined in Section 4975(e)(1) of the Code) that is subject to Section 4975 of the Code, an entity that is deemed to hold plan assets of any of the foregoing by virtue of such employee benefit plan’s, plan’s or account’s investment in the entity or a governmental, non-electing church or other plan that is subject to any U.S. federal, state, local or other law that is substantially similar to the foregoing provisions of ERISA or the Code (“Similar Law”) or (ii) its acquisition, transfer and holding of such Note or any interest in such Notes will not constitute or otherwise result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or a violation of Similar Law.

Section 7.   Information as to the Company

Section 7.1.          Financial and Business Information. The Company shall deliver to each holder of a Note:

(a)           Quarterly Statements - within 60 days (or, if shorter, 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i)            a consolidated unaudited balance sheet of the Company and its Subsidiaries as of the end of such quarter, and

(ii)           consolidated statements of operations, changes in net assets and cash flows, and schedules of investments of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

(b)           Annual Statements - within 105 days (or, if shorter, 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each fiscal year of the Company, duplicate copies of

(i)            a consolidated balance sheet of the Company and its Subsidiaries as of the end of such year, and

(ii)           consolidated statements of operations, changes in net assets and cash flows, and schedules of investments of the Company and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;

(c)           Notice of Default or Event of Default - promptly, and in any event within five (5) days after a Responsible Officer becoming aware of the existence of any Default or Event of Default that is continuing or that any Person has given any notice or taken any action with respect to a claimed Default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(d)           Notices from Governmental Authority - promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(e)           Resignation or Replacement of Auditors - within 10 days following the date on which the Company’s auditors resign or the Company elects to change auditors, as the case may be, notification thereof, together with such further information as the Required Holders may reasonably request; and

(f)           Requested Information - with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of a Note, provided that so long as no Default or Event of Default has occurred and is continuing, no holder of a Note may use this clause (f) to require the Company to prepare or deliver monthly financial statements or any other periodic financial statements other than those described in Sections 7.1(a) and (b).

Section 7.2.          Officer’s Certificate. Each set of financial statements delivered to a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer:

(a)           Covenant Compliance - setting forth the information from such financial statements that is required in order to establish whether the Company was in compliance with the requirements of Section 10 during the quarterly or annual period covered by the financial statements then being furnished (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations) and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence, including, for the avoidance of doubt, an Unencumbered Asset Coverage Ratio Report. In the event that the Company or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election;

(b)           Event of Default - certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto; and

(c)           Subsidiary Guarantors - setting forth a list of all Subsidiaries that are Subsidiary Guarantors, if any, and certifying that each Subsidiary that is required to be a Subsidiary Guarantor pursuant to Section 9.7 is a Subsidiary Guarantor, in each case, as of the date of such certificate of Senior Financial Officer.

Section 7.3.          Visitation. The Company shall permit the representatives of each holder of a Note:

(a)           No Default - if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants (it being understood and agreed that only one such request for a discussion with the Company’s independent public accountants shall be made per fiscal year by all holders of Notes and that representatives of the Company shall be permitted to be present in any such meeting, and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; provided that only one such visit or one such discussion shall be made per fiscal year by each holder of Notes; and

(b)           Default - if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such reasonable times and as often as may be reasonably requested in writing.

Section 7.4.          Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Company pursuant to Section 5.5, Sections 7.1(a) or (b) and Section 7.2 shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto:

(a)           such financial statements satisfying the requirements of Section 5.5 or Sections 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any other information required under Section 7.1 are delivered to each holder of a Note by e-mail at the e-mail address set forth in such holder’s Purchaser Schedule or as communicated from time to time in a separate writing delivered to the Company;

(b)           the Company shall have timely filed such Form 10-Q or Form 10-K, satisfying the requirements of Section 5.5 or Sections 7.1(a) or (b) with the SEC on EDGAR, with the related Officer’s Certificate delivered to each holder of a Note by e-mail at the e-mail address set forth in such holder’s Purchaser Schedule or as communicated from time to time in a separate writing delivered to the Company; or

(c)           such financial statements satisfying the requirements of Section 5.5 or Sections 7.1(a) or (b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 and any other information required under Section 7.1 are timely posted by or on behalf of the Company on IntraLinks or on any other similar secured website to which each holder of Notes has free access;

provided however, that in no case shall access to such financial statements, other information and Officer’s Certificates be conditioned upon any waiver or other agreement or consent (other than confidentiality provisions consistent with Section 20 of this Agreement); provided further, that in the case of any of clauses (b) or (c), the Company shall have given each holder of a Note prior written notice, which may be by e-mail or in accordance with Section 18, of such posting or filing in connection with each delivery, provided further, that upon request of any holder to receive paper copies of such forms, financial statements, other information and Officer’s Certificates or to receive them by e-mail, the Company will promptly e-mail them or deliver such paper copies, as the case may be, to such holder, at the mailing address set forth in such holder’s Purchaser Schedule or as communicated from time to time in a separate writing delivered to the Company.

Section 8. Payment and Prepayment of the Notes.

Section 8.1.          Maturity. As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the Maturity Date thereof.

Section 8.2.          Optional Prepayments with Prepayment Settlement Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 10% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, together with all accrued but unpaid interest on the principal amount prepaid, and the Prepayment Settlement Amount, if any, determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 17. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), any accrued and unpaid interest to be paid on the prepayment date with respect to such principal amount being prepaid and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Prepayment Settlement Amount, if any, due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Any such notice of prepayment delivered in connection with a refinancing, the proceeds of which are to be used to make such repayment, may be made, if expressly so stated in such notice to be, contingent upon the consummation of such refinancing and may be revoked by the Company in the event that such refinancing shall not have occurred on or before the date fixed for repayment in such notice or on such earlier date upon which such refinancing transaction shall have terminated. Two (2) Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Prepayment Settlement Amount as of the specified prepayment date.

Section 8.3.          Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment. All partial prepayments pursuant to Section 8.8 shall be applied only to the Notes of the holders who have accepted the offer of prepayment and shall be allocated among all such Notes in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof and not theretofore called for prepayment.

Section 8.4.          Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with any unpaid interest on such principal amount accrued to such date and the applicable Prepayment Settlement Amount, if any. From and after such date, unless the Company shall fail to prepay such principal amount when so due and payable, together with any interest and Prepayment Settlement Amount, if any, as aforesaid, interest on such prepaid principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.5.          Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of the Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 10 Business Days. If the holders of more than 25% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of Notes of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 10 Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.6.          Make-Whole Amount; Prepayment Settlement Amount.

(a)           “Prepayment Settlement Amount” means an amount determined as follows:

Prepaid or accelerated during the period	Prepayment Settlement Amount
On or before August 8, 2027	Make-Whole Amount.
After August 8, 2027	Zero.

(b)           The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess (if any) of (a) the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note, over (b) the amount of such Called Principal; provided that the Make-Whole Amount may in no event be less than zero. For purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (a) 0.50% plus (b) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) 0.50% plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.7.          Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, (x) any payment of interest on any Note shall be governed by Section 8.9 and (y) any payment of principal of or Prepayment Settlement Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day, in each case, in accordance with the requirements of Section 8.11.

Section 8.8.          Change in Control.

(a)           Notice of Change in Control. The Company will, within fifteen (15) Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control, give written notice of such Change in Control to each holder of Notes, provided that the Company may, at its option, give such written notice of such Change in Control prior to the occurrence of such Change in Control. Such notice shall contain and constitute an offer to prepay Notes as described in subparagraph (b) of this Section 8.8 and shall be accompanied by the certificate described in subparagraph (e) of this Section 8.8.

(b)           Offer to Prepay Notes. The offer to prepay Notes contemplated by subparagraph (a) of this Section 8.8 shall be an offer to prepay, in accordance with and subject to this Section 8.8, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”). Such date shall be not less than 10 days and not more than 60 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the first Business Day after the 45th day after the date of such offer).

(c)           Acceptance/Rejection. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.8 by causing a notice of such acceptance to be delivered to the Company not later than 10 days after receipt by such holder of the most recent offer of prepayment. A failure by a holder of Notes to respond within such time to an offer to prepay made pursuant to this Section 8.8 shall be deemed to constitute rejection of such offer by such holder.

(d)           Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.8 shall be at 100% of the principal amount of such Notes, together with unpaid interest on such Notes, accrued to, but excluding, the date of prepayment and the Prepayment Settlement Amount, if any, to the date of prepayment.

(e)           Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.8 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.8; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to, but excluding, the Proposed Prepayment Date; (v) that the conditions of this Section 8.8 have been fulfilled; and (vi) in reasonable detail, the nature and date or proposed date of the Change in Control.

Section 8.9.          Interest. The Notes shall bear interest at a floating rate, payable on each Interest Payment Date, equal to Term SOFR for such Interest Period (as defined below) plus the Applicable Rate. The date from which interest shall accrue on the Notes shall be November 8, 2023, or the most recent Interest Payment Date to which interest has been paid or provided for. The “Interest Payment Dates” for the Notes shall be February 15, May 15, August 15 and November 15 of each year, commencing February 15, 2024; provided that if such date is not a Business Day, then the Interest Payment Date shall be the immediately succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day. The initial interest period for the Notes will be the period from and including November 8, 2023, to, but excluding, the initial Interest Payment Date and the subsequent interest periods will be the periods from and including an Interest Payment Date to, but excluding, the next Interest Payment Date, the date of payment of a Prepayment Settlement Amount (as applicable) or the Maturity Date, as the case may be (each an “Interest Period”). Interest shall be payable to the holder in whose name the Note is registered at the close of business on the fifteenth (15th) calendar day prior to the applicable Interest Payment Date in accordance with the requirements of Section 8.11.

Section 8.10.        Benchmark Replacement.

(a)           Benchmark Replacement. Notwithstanding anything to the contrary herein or in the Notes, upon the occurrence of a Benchmark Transition Event, the Purchasers may amend this Agreement to replace Term SOFR with a Benchmark Replacement. Any such amendment will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Noteholder Representative, on behalf of the Purchasers, has provided such proposed amendment to the Company without any further action or consent of the Company.

(b)           Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Purchasers will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in the Notes, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any holder of the Notes.

(c)           Notices; Standards for Decisions and Determinations. The Noteholder Representative, on behalf of the Purchasers, will promptly notify the Company of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement and (iii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Noteholder Representative pursuant to this Section 8.10 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any holder of the Notes, except, in each case, as expressly required pursuant to this Section 8.10.

Section 8.11.        General Provisions Regarding Payments.

(a)           All payments by the Company of principal, interest, fees and other obligations shall be made in U.S. dollars in same day funds, without recoupment, set-off, counterclaim or other defense, free of any restriction or condition, and delivered to Sub-Agent not later than 12:00 p.m. (New York City time) on the date due to Sub-Agent’s account for the account of holders, pursuant to the account details provided by the Noteholder Representative to the Company from time to time. Funds received by Sub-Agent after that time on such due date may in the Noteholder Representative’s discretion be deemed to have been paid by the Company on the next Business Day.

(b)           The Sub-Agent shall promptly distribute to each holder at such address as such holder shall indicate in writing, such holder’s applicable pro rata share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Sub-Agent. The Company shall not be responsible for, and shall be held harmless for any failure of, the Sub-Agent to comply with its obligations under this Section 8.11(b).

Section 9.        Affirmative Covenants.

The Company covenants that so long as any of the Notes are outstanding:

Section 9.1.          Compliance with Laws. Without limiting Section 10.4, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16) and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2.          Insurance. The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3.          Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 9.3 shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4.          Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiaries to, file all Tax returns required to be filed in any jurisdiction and to pay and discharge all Taxes shown to be due and payable on such returns and all other Taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such Tax, assessment, charge, levy or claim if (a) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (b) the nonpayment of all such Taxes, assessments, charges, levies and claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.5.          Corporate Existence, Etc. Subject to Section 10.2, the Company will at all times preserve and keep its legal existence in full force and effect. Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect the legal existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such legal existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6.          Books and Records. The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and in conformity in all material respects with all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be. The Company will, and will cause each of its Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect in all material respects all transactions and dispositions of assets. The Company and its Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and the Company will, and will cause each of its Subsidiaries to, continue to maintain such system.

Section 9.7.          Subsidiary Guarantors.

(a)           The Company will cause each of its Subsidiaries that guarantees or otherwise becomes liable at any time, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of any Indebtedness under any Material Credit Facility for which the Company is a borrower or guarantor to concurrently therewith:

(i)           enter into an agreement in form and substance satisfactory to the Required Holders providing for the guaranty by such Subsidiary, on a joint and several basis with all other such Subsidiaries, of (x) the prompt payment in full when due of all amounts payable by the Company pursuant to the Notes (whether for principal, interest, Prepayment Settlement Amount or otherwise) and this Agreement, including all indemnities, fees and expenses payable by the Company thereunder and (y) the prompt, full and faithful performance, observance and discharge by the Company of each and every covenant, agreement, undertaking and provision required pursuant to the Notes or this Agreement to be performed, observed or discharged by it (a “Subsidiary Guaranty”); and

(ii)           deliver the following to each holder of a Note:

(A)          an executed counterpart of such Subsidiary Guaranty;

(B)           a certificate signed by an authorized responsible officer of such Subsidiary containing representations and warranties on behalf of such Subsidiary to the same effect, mutatis mutandis, as those contained in Sections 5.1, 5.2, 5.6 and 5.7 of this Agreement (but with respect to such Subsidiary and such Subsidiary Guaranty rather than the Company);

(C)           all documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and, where applicable, good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of such Subsidiary Guaranty and the performance by such Subsidiary of its obligations thereunder; and

(D)           an opinion of counsel reasonably satisfactory to the Required Holders covering such matters relating to such Subsidiary and such Subsidiary Guaranty as the Required Holders may reasonably request.

(b)           At the election of the Company and by written notice to each holder of Notes, any Subsidiary Guarantor that has provided a Subsidiary Guaranty under subparagraph (a) of this Section 9.7 may be discharged from all of its obligations and liabilities under its Subsidiary Guaranty and shall be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by the holders, provided that (i) if such Subsidiary Guarantor is a guarantor or is otherwise liable for or in respect of any Material Credit Facility, then such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under its Subsidiary Guaranty) under such Material Credit Facility, (ii) at the time of, and after giving effect to, such release and discharge, no Default or Event of Default shall be existing, (iii) no amount is then due and payable under such Subsidiary Guaranty, (iv) if in connection with such Subsidiary Guarantor being released and discharged under any Material Credit Facility, any fee or other form of consideration is given to any holder of Indebtedness under such Material Credit Facility for such release, the holders of the Notes shall receive equivalent consideration substantially concurrently therewith and (v) each holder shall have received a certificate of a Responsible Officer certifying as to the matters set forth in clauses (i) through (iv).

Section 9.8.          Status of RIC and BDC. The Company shall at all times maintain its status as a RIC and as a “business development company” under the Investment Company Act.

Section 9.9.          Investment Policies. The Company shall at all times be in compliance with its Investment Policies, except to the extent that the failure to so comply would not reasonably be expected to result in a Material Adverse Effect.

Section 9.10.        Rating Confirmation. The Company covenants and agrees that, at its sole cost and expense, it shall cause to be maintained at all times a Rating for the Notes from at least one NRSRO. At any time that the Rating maintained pursuant to the foregoing is not a public rating, the Company will provide to each holder of a Note (x) at least annually (on or before each anniversary of the date of the Closing) and (y) promptly upon any change in such Rating, an updated Private Rating Letter evidencing such Rating and an updated Private Rating Rationale Report with respect to such Rating. In addition to the foregoing information and any information specifically required to be included in any Rating or Private Rating Rationale Report (as set forth in the respective definitions thereof), if the SVO or any other Governmental Authority having jurisdiction over any holder of any Notes from time to time requires any additional information with respect to the Rating of the Notes, the Company shall use reasonable efforts to procure such information from an NRSRO.

Section 9.11.        Priority of Obligations. The Company will ensure that its payment obligations under this Agreement and the Notes, and the payment obligations of any Subsidiary Guarantor under its Subsidiary Guaranty, will at all times rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of the Company and such Subsidiary Guarantor, as applicable.

Section 9.12.        Most Favored Lender.

(a)           If at any time a credit facility, loan agreement, note purchase agreement or other like financial instrument under which the Company or any Subsidiary may incur Unsecured Debt in excess of $25,000,000 (an “Unsecured Credit Facility”), contains an MFL Financial Covenant or MFL Cure Right Provision that is more favorable to the lenders or note holders under such Unsecured Credit Facility than the financial covenants (including related definitions and defaults), contained in Section 10.6 (any such provision (including any necessary definition), a “More Favorable Covenant”), then the Company shall provide a Most Favored Lender Notice in respect of such More Favorable Covenant; provided that, the absence of an MFL Cure Right Provision in an Unsecured Credit Facility that has financial covenants that are the same as the financial covenants set forth in Section 10.6 (and have the same related definitions) would be more beneficial to the holders of Notes. Such More Favorable Covenant shall be deemed automatically incorporated by reference into Section 10 of this Agreement, mutatis mutandis, as if set forth in full herein, effective as of the date when such More Favorable Covenant shall have become effective under such Unsecured Credit Facility, unless waived in writing by the Required Holders within 15 days after each holder’s receipt of such notice of such More Favorable Covenant.

(b)           Any More Favorable Covenant incorporated into this Agreement (herein referred to as an “Incorporated Covenant”) pursuant to this Section 9.12 (i) shall be deemed automatically amended herein to reflect any subsequent amendments made to such More Favorable Covenant under the applicable Unsecured Credit Facility; provided that, if a Default or an Event of Default then exists and the amendment of such More Favorable Covenant would make such covenant less restrictive on the Company, such Incorporated Covenant shall only be deemed automatically amended at such time, if it should occur, when such Default or Event of Default no longer exists and (ii) shall be deemed automatically deleted from this Agreement at such time as such More Favorable Covenant is deleted or otherwise removed from the applicable Unsecured Credit Facility or is no longer in effect under or pursuant to the applicable Unsecured Credit Facility or the applicable Unsecured Credit Facility ceases to be an Unsecured Credit Facility or shall be terminated and any covenant in place prior to inclusion of such More Favorable Covenant shall be automatically reincorporated into this Agreement; provided that, if a Default or an Event of Default then exists, such Incorporated Covenant shall only be deemed automatically deleted from this Agreement at such time, if it should occur, when such Default or Event of Default no longer exists; provided further, however, that if any fee or other consideration shall be given to the lenders under such Unsecured Credit Facility for such amendment or deletion, the equivalent of such fee or other consideration shall be given, pro rata, to the holders of the Notes.

(c)           Additionally, notwithstanding the foregoing, no covenant, definition or default expressly set forth in this Agreement as of the date of this Agreement (or incorporated into this Agreement by an amendment or modification to this Agreement other than pursuant to this Section 9.12) shall be deemed to be amended or deleted in any manner to be less restrictive on the Company by virtue of the provisions of this Section 9.12.

Section 10. Negative Covenants.

The Company covenants that so long as any of the Notes are outstanding:

Section 10.1.        Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into directly or indirectly any transaction or group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except (a) in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate, or (b) a transaction that has been (i) approved by a majority of the independent directors of the Board of Directors of the Company and (ii) consented to by the Required Holders (such consent not to be unreasonably withheld or delayed), or (c) any co-investment with Affiliates of the Company that is permitted under any established SEC guidance, no-action letter or order or exemptive relief order.

Section 10.2.        Merger, Consolidation, Etc. The Company will not, and will not permit any Subsidiary Guarantor to, consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:

(a)           in the case of any such transaction involving the Company,

(i)            the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company as an entirety, as the case may be, shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any state thereof (including the District of Columbia), and,

(ii)           if the Company is not such corporation or limited liability company, (A) such corporation or limited liability company shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes and (B) such corporation or limited liability company shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;

(b)           in the case of any such transaction involving a Subsidiary Guarantor,

(i)            the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of such Subsidiary Guarantor as an entirety, as the case may be, shall be (A) the Company, such Subsidiary Guarantor or another Subsidiary Guarantor; or (B) a solvent corporation or limited liability company (other than the Company or another Subsidiary Guarantor) that is organized and existing under the laws of the United States or any state thereof (including the District of Columbia) and,

(ii)           if such Subsidiary Guarantor is not such corporation or limited liability company, (A) such corporation or limited liability company shall have executed and delivered to each holder of Notes its assumption of the due and punctual performance and observance of each covenant and condition of the Subsidiary Guaranty of such Subsidiary Guarantor and (B) the Company shall have caused to be delivered to each holder of Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;

(c)           each Subsidiary Guarantor under any Subsidiary Guaranty that is outstanding at the time such transaction or each transaction in such a series of transactions occurs reaffirms its obligations under such Subsidiary Guaranty in writing at such time pursuant to documentation that is reasonably acceptable to the Required Holders; and

(d)           immediately before and immediately after giving effect to such transaction or each transaction in any such series of transactions, no Default or Event of Default shall have occurred and be continuing.

No such conveyance, transfer or lease of substantially all of the assets of the Company or any Subsidiary Guarantor shall have the effect of releasing the Company or such Subsidiary Guarantor, as the case may be, or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 10.2, from its liability under (x) this Agreement or the Notes (in the case of the Company) or (y) the Subsidiary Guaranty (in the case of any Subsidiary Guarantor), unless, in the case of the conveyance, transfer or lease of substantially all of the assets of a Subsidiary Guarantor, such Subsidiary Guarantor is released from its Subsidiary Guaranty in accordance with Section 9.7(b) in connection with or immediately following such conveyance, transfer or lease.

Section 10.3.        Line of Business. The Company will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Company’s most recent Form 10-K and Form 10-Q.

Section 10.4.        Economic Sanctions, Etc. The Company will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person or Canada Blocked Person), own or control a Blocked Person or Canada Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder or any affiliate of such holder to be in violation of, or subject to sanctions under, any U.S. Economic Sanctions Laws, any Canadian Economic Sanctions Laws or any governmental and/or economic sanctions laws of any other jurisdiction, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws, Canadian Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws

Section 10.5.        Liens. The Company will not, and will not permit any Subsidiary Guarantor to directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any Subsidiary Guarantor, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except (a) Liens on Equity Interests in any SBIC Subsidiary created in favor of the SBA or its designee, (b) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Company and its Subsidiaries or (ii) secure any Indebtedness. For the avoidance of doubt, this Section 10.5 shall not restrict the ability of the Company to transfer assets to wholly-owned, special purpose financing subsidiaries for purposes of such subsidiaries complying with their respective obligations under existing or future senior secured financings.

Section 10.6.        Financial Covenants.

(a)           Asset Coverage Ratio. The Company will not permit the Asset Coverage Ratio as of the last calendar day of any fiscal quarter of the Company to be less than 150%.

(b)           Interest Coverage Ratio. The Company will not permit the Interest Coverage Ratio as of the last calendar day of any fiscal quarter of the Company to be less than 1.25 to 1.00.

(c)           Unencumbered Asset Coverage Ratio. The Company will not permit the Unencumbered Asset Coverage Ratio as of the last calendar day of any fiscal quarter of the Company to be less than 1.25:1.00; provided that, for purposes of determining the Unencumbered Asset Coverage Ratio, the total value of assets constituting Unencumbered Assets included in the Unencumbered Asset Coverage Ratio for purposes of determining compliance with this Section 10.6(c) (x) which are First Lien Loans or Cash shall be more than 65% of the total value of such Unencumbered Assets so included and, as applicable, Unencumbered Assets shall be excluded from such calculation until First Lien Loans and Cash exceed 65% of such Unencumbered Assets so included and (y) which are Equity Interests or Structured Products shall, in the aggregate, be less than 15% of the total value of such Unencumbered Assets so included and any Equity Interests or Structured Products in excess of 15% shall be excluded for purposes of such calculation.

(d)           Minimum Shareholders’ Equity. The Company will not permit Shareholders’ Equity at the last calendar day of any fiscal quarter of the Company to be less than $543.6 million.

Section 10.7.        Distributions, Repurchases and Redemptions. The Company will not declare or make any dividend payment or other distribution of assets, property, rights, obligations or securities on account of any equity interests in the Company or any Subsidiary or any payment on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interest, if at such time (a) the Company is not (or, immediately after giving effect to such payment or distribution, would not be) in compliance with the financial covenants set forth in Section 10.6 or (b) a Default or any Event of Default exists or would result therefrom, provided, that notwithstanding the foregoing, the Company may declare or make the minimum cash component of any dividend payment or other distribution that would be required to maintain the status of the Company as a RIC.

Section 11. Events of Default.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)           the Company defaults in the payment of any principal or Prepayment Settlement Amount, if any, on any Note after the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)           the Company defaults in the payment of any interest on any Note for more than five (5) Business Days after the same becomes due and payable; or

(c)           the Company defaults in the performance of or compliance with any term contained in Section 7.1(c), Section 10.6, or any Incorporated Covenant and, if capable of being remedied, the Company has not remedied such default within ten (10) Business Days after the occurrence thereof; or

(d)           the Company or any Subsidiary Guarantor defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) or in any Subsidiary Guaranty and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e)           (i) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made, or (ii) any representation or warranty made in writing by or on behalf of any Subsidiary Guarantor or by any officer of such Subsidiary Guarantor in any Subsidiary Guaranty or any writing furnished in connection with such Subsidiary Guaranty proves to have been false or incorrect in any material respect on the date as of which made; or

(f)           (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or prepayment settlement amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $25,000,000 (or its equivalent in the relevant currency of payment) beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $25,000,000 (or its equivalent in the relevant currency of payment) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $25,000,000 (or its equivalent in the relevant currency of payment), or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness; or

(g)           the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability generally to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes a general assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)           a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and in all cases such order or petition shall not be dismissed within 60 days; or

(i)             any event occurs with respect to the Company or any Subsidiary which under the laws of any applicable jurisdiction is analogous to any of the events described in Section 11(g) or Section 11(h), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(g) or Section 11(h); or

(j)             one or more final judgments or orders for the payment of money aggregating in excess of $25,000,000 (or its equivalent in the relevant currency of payment), including any such final order enforcing a binding arbitration decision, are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(k)            any Subsidiary Guaranty shall cease to be in full force and effect, any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor shall contest in any manner the validity, binding nature or enforceability of any Subsidiary Guaranty, or the obligations of any Subsidiary Guarantor under any Subsidiary Guaranty are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Subsidiary Guaranty; or

(l)             the Company shall cease to be managed by the Investment Advisor or the Investment Management Agreement shall terminate; or

(m)           there occurs a Regulatory Event with respect to the Company or any Subsidiary.

Section 12. Remedies on Default, Etc.

Section 12.1.         Acceleration.

(a)            If an Event of Default with respect to the Company described in Section 11(g), (h) or (i) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)            If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c)            If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate) and (y) the Prepayment Settlement Amount, if any, determined in respect of such principal amount, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Prepayment Settlement Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2.         Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or Subsidiary Guaranty, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3.         Rescission of Declaration. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Prepayment Settlement Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all accrued and unpaid interest on such overdue principal and Prepayment Settlement Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate during the continuation of the Event of Default, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4.         No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any Subsidiary Guaranty or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including reasonable attorneys’ fees, expenses and disbursements.

Section 13. Registration; Exchange; Substitution of Notes

Section 13.1.         Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, the principal amounts of the Notes held by such holder(s), each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes. The Notes are intended to be in registered form under Sections 163(f), 165(j), 871(h)(2), 881(c)(2) and 4701 of the Code and Section 5f.103-1(c) of the U.S. Treasury Regulations promulgated under the Code (and any other relevant or successor provisions of the Code or such U.S. Treasury Regulations), and the parties hereto shall report consistently therewith for all tax purposes.

Section 13.2.         Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in subparagraph (iii) of Section 18), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within 10 Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 6.2. If the transfer of the Note is not being made pursuant to either an effective registration statement under the Securities Act or an opinion of counsel, reasonably satisfactory in form and substance to the Company, that the Note may be sold and transferred without registration under the Securities Act, the transferring holder of the Note will, if reasonably requested by the Company, deliver to the Company a writing, signed by the transferee, that (a) makes the representations set forth in Section 6; and (b) includes a confirmation by such transferee that it is bound by the provisions of this Agreement and the Note.

Section 13.3.         Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in subparagraph (iii) of Section 18) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be notice from the applicable Purchaser of such ownership and such loss, theft, destruction or mutilation), and

(a)            in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)            in the case of mutilation, upon surrender and cancellation thereof,

within 10 Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 14. Payments on Notes

Section 14.1.         Place of Payment. Subject to Section 14.2, payments of principal, Prepayment Settlement Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note. The Company (or its agent or sub-agent) may at any time, by written notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company, the principal office of the Company’s agent or sub-agent in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2.         Payment by Wire Transfer. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Prepayment Settlement Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in the Purchaser Schedule, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any holder that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

Section 14.3.         FATCA Information. By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the Company, or to such other Person as may be reasonably requested by the Company, from time to time (a) any forms, documents, or certifications as may be reasonably required for the Company to satisfy any information reporting or withholding tax obligations with respect to any payments under this Agreement, (b) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other forms reasonably requested by the Company necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Company to comply with its obligations under FATCA and (c) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder. Nothing in this Section 14.3 shall require any holder to provide information that is confidential or proprietary to such holder unless the Company is required to obtain such information under FATCA and, in such event, the Company shall treat any such information it receives as confidential.

Section 15. Expenses, Etc.

Section 15.1.         Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, any Subsidiary Guaranty or the Notes (whether or not such amendment, waiver or consent becomes effective), including: (a) the reasonable costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, any Subsidiary Guaranty or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, any Subsidiary Guaranty or the Notes, or by reason of being a holder of any Note, (b) the reasonable costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and any Subsidiary Guaranty, (c) the costs and expenses incurred with the initial filing, if any, of this Agreement and all related documents and financial information with the SVO (provided, that such costs and expenses under this clause (c) shall not exceed $5,000) and (d) the costs and expenses incurred in connection with obtaining background checks on the Company and the Investment Advisor, their respective related entities and their respective key professionals prior to Closing (provided, that such costs and expenses under this clause (d) shall not exceed $8,000).

The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes), (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company, unless caused by the gross negligence, fraud or willful misconduct of a Purchaser or other holder of a Note.

Section 15.2.         Certain Taxes. The Company agrees to pay all stamp, documentary or similar Taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or any Subsidiary Guaranty or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or any other jurisdiction where the Company or any Subsidiary Guarantor has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement or any Subsidiary Guaranty or of any of the Notes, and to pay any value added Tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 15, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such Tax or fee required to be paid by the Company hereunder.

Section 15.3.         Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Subsidiary Guaranty or the Notes, and the termination of this Agreement.

Section 16. Survival of Representations and Warranties; Entire Agreement

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company or a Purchaser pursuant to this Agreement shall be deemed representations and warranties of the Company or such Purchaser, as applicable, under this Agreement. Subject to the preceding sentence, this Agreement, the Notes and any Subsidiary Guaranties embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 17. Amendment and Waiver

Section 17.1.         Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:

(a)            no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing;

(b)            no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Prepayment Settlement Amount, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver, or (iii) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2), 11(a), 11(b), 12, 17 or 20.

Section 17.2.         Solicitation of Holders of Notes.

(a)            Solicitation. The Company will provide each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or any Subsidiary Guaranty. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 or any Subsidiary Guaranty to each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)            Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of a Note as consideration for or as an inducement to the entering into by such holder of any waiver or amendment of any of the terms and provisions hereof or of any Subsidiary Guaranty or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of a Note even if such holder did not consent to such waiver or amendment.

(c)            Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 or any Subsidiary Guaranty by a holder of a Note that has transferred or has agreed to transfer its Note to (i) the Company, (ii) any Subsidiary or any other Affiliate or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Company and/or any of its Affiliates, in each case in connection with such consent, shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 17.3.         Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 or any Subsidiary Guaranty applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any holder of a Note and no delay in exercising any rights hereunder or under any Note or Subsidiary Guaranty shall operate as a waiver of any rights of any holder of such Note.

Section 17.4.         Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, any Subsidiary Guaranty or the Notes, or have directed the taking of any action provided herein or in any Subsidiary Guaranty or the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

Section 18. Notices

Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by an internationally recognized overnight delivery service (charges prepaid) or (d) by e-mail; provided that upon request of any holder to receive paper copies of such notices or communications, the Company will promptly deliver such paper copies to such holder. Any such notice must be sent:

(i)            if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in the Purchaser Schedule, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii)           if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii)          if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Keith S. Franz, Chief Financial Officer (kfranz@cioninvestments.com), or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

Section 19. Reproduction of Documents

This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 20. Confidential Information

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser from a third-party not actually known to be in breach of an obligation of confidentiality to the Company, or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will keep any and all Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser and not disclose it to another or make any use of it that is not permitted by this Agreement, provided that such Purchaser may deliver or disclose Confidential Information to (i) its and its Affiliates’ directors, officers, employees (legal and contractual), agents, attorneys, trustees and affiliates (collectively, “Representatives”) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature thereof and instructed to keep the content thereof confidential and that such Purchaser shall be responsible for any breach or failure to comply with this Section 20 (or any instruction hereunder) by its Representatives), (ii) its auditors, financial advisors, other professional advisors, consultants and investors or partners in Related Funds that are holders of the Notes who agree, in each case, to hold confidential the Confidential Information in accordance with this Section 20, (iii) any other holder of any Note, (iv) any holder to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) any NRSRO that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure is necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party, or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or any Subsidiary Guaranty. Notwithstanding the foregoing, in the event that a Purchaser is compelled to disclose Confidential Information pursuant to clause (viii)(w) (except where disclosure of the purchase of the Notes is to be made to any supervisory or regulatory body during the normal course of its exercise of its regulatory or supervisory function over such Purchaser and consistent with such Purchaser’s usual practice), (viii)(x) or (viii)(y) of the preceding sentence, unless specifically prohibited by applicable law, rule, regulation or order, such Purchaser shall use its reasonable best efforts to give the Company prompt notice of such pending disclosure and, to the extent practicable, the opportunity to seek a protective order or to pursue such further legal action as may be necessary to preserve the privileged nature and confidentiality of the Confidential Information. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.

In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.

Section 21. Substitution of Purchaser

Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

Section 22. Miscellaneous

Section 22.1.         Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not, except that, subject to Section 10.2, the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 22.2.         Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (a) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (b) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability of the Company using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 - Fair Value Option, International Accounting Standard 39 - Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

Section 22.3.         Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.4.         Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 13, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 22.5.         Counterparts; Electronic Contracting. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. The parties agree to electronic contracting and signatures with respect to this Agreement and the other documents (other than the Notes). Delivery of an electronic signature to, or a signed copy of, this Agreement and such other documents (other than the Notes) by facsimile, email or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the other documents (other than the Notes) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Company, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Notwithstanding the foregoing, if any Purchaser shall request manually signed counterpart signatures to any document, the Company hereby agrees to use its reasonable endeavors to provide such manually signed signature pages as soon as reasonably practicable (but in any event within 30 days of such request or such longer period as the requesting Purchaser and the Company may mutually agree).

Section 22.6.         Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.7.         Jurisdiction and Process; Waiver of Jury Trial.

(a)            The Company and each of the Purchasers (collectively, the “Parties”) each irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Parties irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)            The Parties agree, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c)            The Parties consent to process being served in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered, certified, priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to them at their address specified in Section 18 or at such other address of which the Parties shall then have been notified pursuant to said Section. The Parties agree that such service upon receipt (i) shall be deemed in every respect effective service of process upon them in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to them. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d)            Nothing in this Section 22.7 shall affect the right of any Party to serve process in any manner permitted by law, or limit any right that the Parties may have to bring proceedings against each other in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e)            THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

* * * * *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,
CĪON Investment Corporation

By:	/s/ Michael A. Reisner
Name:	Michael A. Reisner
Title:	Co-Chief Executive Officer

This Agreement is hereby
accepted and agreed to as
of the date hereof.

[PURCHASER SIGNATURE BLOCKS]

SCHEDULE A
DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Adjusted Interest Rate” is defined in Section 1.2(c).

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any Person of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company. Notwithstanding anything herein to the contrary, the term “Affiliate” shall not include any Person that constitutes a Portfolio Investment.

“Agreement” means this Note Purchase Agreement, including all Schedules attached to this Agreement.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Applicable Rate” means 4.75% per annum.

“Asset Coverage Ratio” means “asset coverage” as defined in the Investment Company Act. For clarity, the calculation of the Asset Coverage Ratio with respect to the Company shall be made in accordance with any exemptive order issued by, or exemptive relief granted by, the SEC with respect to the indebtedness of any SBIC Subsidiary. For the avoidance of doubt, for purposes of this definition, (x) in no event shall liabilities or indebtedness include any unfunded commitment and (y) the outstanding utilized notional amount of any total return swap, in each case less the value of the margin posted by the Company or any of its consolidated subsidiaries thereunder at such time, shall be treated as a senior security of the Company for the purposes of calculating the Asset Coverage Ratio.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 8.10.

“Below Investment Grade Event” is defined in Section 1.2(d).

“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 8.10.

“Benchmark Replacement” means, the sum of the (a) alternate benchmark rate that has been selected by the Noteholder Representative as the replacement for the then-current Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, with respect to any Interest Period, if the Benchmark Replacement as determined above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Noteholder Representative giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”)) that the Noteholder Representative decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof in a manner substantially consistent with market practice (or, if the Company decides that adoption of any portion of such market practice is not administratively feasible or if the Company determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Noteholder Representative decides is reasonably necessary in connection with the administration of this Agreement and the Notes).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of the foregoing clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)            a public statement or public publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“Canada Blocked Person” means (a) a “terrorist group” as defined for the purposes of Part II.1 of the Criminal Code (Canada), or (b) a Person identified in or pursuant to (i) Part II.1 of the Criminal Code (Canada), or (ii) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, or (iii) the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law), or (iv) regulations or orders promulgated pursuant to the Special Economic Measures Act (Canada), the United Nations Act (Canada), or the Freezing Assets of Corrupt Foreign Officials Act (Canada), in any case pursuant to this clause (b) as a Person in respect of whose property or benefit a holder of Notes would be prohibited from entering into or facilitating a related financial transaction.

“Canadian Economic Sanctions Laws” means those laws, including enabling legislation, orders-in-council or other regulations administered and enforced by Canada or a political subdivision of Canada pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including Part II.1 of the Criminal Code (Canada), the Special Economic Measures Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law), the United Nations Act (Canada), the Export and Import Permits Act (Canada), and the Freezing Assets of Corrupt Foreign Officials Act (Canada), and including all regulations promulgated under any of the foregoing, or any other similar sanctions program or action.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Cash” means cash of the Company to which it has unrestricted access and which is not encumbered by a Lien.

“Change in Control” means the occurrence of any of the following events: (a) the acquisition after the date of the Closing of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission thereunder as in effect on the date of the Closing) of shares representing more than 50.0% of the aggregate ordinary voting power represented by the issued and outstanding capital stock (or similar ownership interests) of the Investment Advisor or the Company, or (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were not nominated by the requisite members of the board of directors of the Company.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder from time to time.

“Company” is defined in the first paragraph of this Agreement.

“Confidential Information” is defined in Section 20.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Controlled Entity” means (a) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (b) if the Company has a parent company, such parent company and its Controlled Affiliates.

“DBRS” means DBRS, Inc. and its successors.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest per annum that is 2.00% above the rate of interest of the Notes then in effect.

“Disclosure Documents” is defined in Section 5.3.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, including any preferred capital stock, partnership interests, membership interests in a limited liability company, beneficial interests, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest. As used in this Agreement, “Equity Interests” shall not include convertible debt unless and until such debt has been converted to capital stock.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time in effect.

“Event of Default” is defined in Section 11.

“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.

“Financing Subsidiary” means (a) any Structured Subsidiary or (b) any SBIC Subsidiary.

“First Lien Loan” means a debt obligation that is entitled to the benefit of a first lien and first priority perfected security interest on a substantial portion of the assets of the respective borrower and guarantors obligated in respect thereof.

“Floor” means a rate of interest equal to 2.00%.

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“GAAP” means (a) generally accepted accounting principles as in effect from time to time in the United States of America and (b) for purposes of Section 9.6, with respect to any Subsidiary, generally accepted accounting principles as in effect from time to time in the jurisdiction of organization of such Subsidiary.

“Governmental Authority” means

(f)            the government of

(i)            the United States of America or any state, province or other political subdivision thereof, or

(ii)           any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(g)            any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including obligations incurred through an agreement, contingent or otherwise, by such Person:

(h)            to purchase such indebtedness or obligation or any property constituting security therefor;

(i)             to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(j)             to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(k)            otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof;

provided that the term “Guaranty” shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) customary indemnification agreements entered into in the ordinary course of business, provided that such indemnification obligations are unsecured, such Person has determined that any liability thereunder is remote and such indemnification obligations are not the functional equivalent of the guaranty of a payment obligation of a primary obligor. In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions in this Schedule A, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

“Incorporated Covenant” is defined in Section 9.12.

“Indebtedness” with respect to any Person means, at any time, without duplication,

(l)             its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(m)           its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(n)            (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;

(o)            all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(p)            all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(q)            the aggregate Swap Termination Value of all Swap Contracts of such Person; and

(r)             any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Institutional Accredited Investor” means an “accredited investor” as that term is defined in Rule 501(a)(1), (a)(2), (a)(3) or (a)(7) of Regulation D promulgated under the Securities Act.

“Interest Coverage Ratio” means, as of any date of determination, the ratio, determined on a consolidated basis for the Company and its Subsidiaries, without duplication, of (a) Net Investment Income of the Company and its Subsidiaries for the four consecutive fiscal quarters then ended of the Company and its Subsidiaries, plus interest expense to (b) interest expense for such period.

“Interest Payment Date” is defined in Section 8.9.

“Interest Period” is defined in Section 8.9.

“Investment” means, for any Person: (a) Equity Interests, bonds, notes, debentures or other securities of any other Person (including convertible securities) or any agreement to acquire any Equity Interests, bonds, notes, debentures or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) deposits, advances, loans or other extensions of credit made to any other Person (including purchases of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); or (c) Swap Contracts.

“Investment Advisor” means CION Investment Management, LLC, a Delaware limited liability company.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations thereunder from time to time in effect.

“Investment Documents and Agreements” is defined in Section 5.10.

“Investment Grade” means a rating of at least “BBB-” (or its equivalent) or higher by DBRS or its equivalent by any other NRSRO without giving effect to any credit watch.

“Investment Management Agreement” means the second amended and restated investment advisory agreement, dated as of October 5, 2021, by and between the Investment Advisor and the Company, as amended or restated.

“Investment Policies” means, with respect to the Company, the investment objectives, policies, restrictions and limitations set forth in the section of the Company’s compliance manual titled “Investment Policies and Restrictions” as the same may be changed, altered, expanded, amended, modified, terminated or restated annually by the Company’s board of directors, which Investment Policies are described in the Company’s periodic reports filed publicly with the SEC.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Make-Whole Amount” is defined in Section 8.6(b).

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.

“Material Credit Facility” means, as to the Company and its Subsidiaries, any agreement(s) creating or evidencing indebtedness for borrowed money entered into on or after the date of Closing by the Company or any Subsidiary, or in respect of which the Company or any Subsidiary is an obligor or otherwise provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $25,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency); and if no Credit Facility or Credit Facilities equal or exceed such amounts, then the largest Credit Facility shall be deemed to be a Material Credit Facility.

“Maturity Date” is defined in the first paragraph of each Note.

“MFL Financial Covenant” means any covenant (regardless of whether such provision is labeled or otherwise characterized as a covenant, a definition or a default) that requires the Company or any Subsidiary that requires the Company to (i) maintain any level of financial performance (including any specified level of net worth, total assets, cash flows or net income, however expressed), (ii) maintain any relationship of any component of its capital structure to any other component thereof (including the relationship of indebtedness, senior indebtedness or subordinated indebtedness to total capitalization or to net worth, however expressed), (iii) to maintain any measure of its ability to service its indebtedness (including exceeding any specified ratio of revenues, cash flow or income to interest expense, rental expense, capital expenditures and/or scheduled payments of indebtedness, however expressed) or (iv) not to exceed any maximum level of indebtedness, however expressed; provided, however, that, for the avoidance of doubt, no borrowing base requirement or covenants, however expressed, shall constitute an MFL Financial Covenant.

“MFL Cure Right Provision” means any provision (regardless of whether such provision is labeled or otherwise characterized as a covenant, a definition or a default) that allows the Company or any Subsidiary to “cure” or otherwise remedy a default under a financial covenant that is the same as one of the financial covenants set forth in Section 10.6 (and have the same related definitions) prior to such default becoming an actionable event of default.

“More Favorable Covenant” is defined in Section 9.12.

“Most Favored Lender Notice” means, in respect of any More Favorable Covenant, a written notice to each of the holders of the Notes delivered promptly, and in any event within twenty (20) Business Days after the inclusion of such More Favorable Covenant in any Unsecured Credit Facility (including by way of amendment or other modification of any existing provision thereof) from a Responsible Officer referring to the provisions of Section 9.12 and setting forth a reasonably detailed description of such More Favorable Covenant (including any defined terms used therein) and related explanatory calculations, as applicable.

“NAIC” means the National Association of Insurance Commissioners.

“Net Investment Income” means, with respect to any period, net investment income determined in accordance with GAAP.

“Noteholder Representative” means the entity identified to the Company as the “Noteholder Representative” on the date of the Closing.

“Notes” is defined in Section 1.

“NRSRO” means a rating organization designated from time to time by the SEC as being a nationally recognized statistical ratings organization and who is acceptable to the Noteholder Representative in its sole discretion.

“Obligors” means, collectively, the Company and the Subsidiary Guarantors.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Plan Asset Regulation” means the U.S. Department of Labor regulation codified at 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA.

“Permitted SBIC Guarantee” means a guarantee by the Company of Indebtedness of an SBIC Subsidiary on the SBA’s then applicable form, provided that the recourse to the Company thereunder is expressly limited only to periods after the occurrence of an event or condition that is an impermissible change in the control of such SBIC Subsidiary (it being understood that, as provided in Section 11(f), it shall be an Event of Default hereunder if any such event or condition giving rise to such recourse occurs).

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Portfolio Investment” means (a) any investment held by the Company or one of its Subsidiaries in their asset portfolio and (b) any investment held by the Company or one of its Subsidiaries that is listed on the Company’s consolidated Schedule of Investments included in any filing with the SEC (or, for investments made during a given quarter and before a consolidated Schedule of Investments is filed with respect to the end of such quarter, will be listed on the Company’s consolidated Schedule of Investments to be filed with the SEC with respect to the end of such quarter during which the Investment is made), including, without limitation, any such Schedule of Investments filed (or to be filed) with any of the Company’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, registration statements or prospectuses.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Prepayment Settlement Amount” is defined in Section 8.6.

“Private Rating Letter” means a letter issued by an NRSRO in connection with any private debt rating for the Notes, which (a) sets forth the Rating for the Notes, (b) refers to the Private Placement Number issued by the PPN CUSIP Unit of CUSIP Global Services in respect of the Notes, (c) addresses the likelihood of payment of both principal and interest on the Notes which requirement shall be deemed satisfied if either (x) such letter includes confirmation that the rating reflects the NRSRO’s assessment of the Company’s ability to make timely payment of principal and interest on the Notes or a similar statement or (y) such letter is silent as to the NRSRO’s assessment of the likelihood of payment of both principal and interest and does not include any indication to the contrary, (d) includes such other information describing the relevant terms of the Notes as may be required from time to time by the SVO or any other governmental authority having jurisdiction over any holder of any Notes and (e) shall not be subject to confidentiality provisions or other restrictions which would prevent or limit the letter from being shared the SVO or with any other governmental authority having jurisdiction over any holder of any Notes.

“Private Rating Rationale Report” means, with respect to any private Rating, a report issued by the NRSRO in connection with such private Rating setting forth an analytical review of the Notes explaining the transaction structure, methodology relied upon, and, as appropriate, analysis of the credit, legal, and operational risks and mitigants supporting the assigned private Rating for the Notes, in each case, on the letterhead of the NRSRO or its controlled website and generally consistent with the work product that an NRSRO would produce for a similar publicly rated security and otherwise in form and substance generally required by the SVO or any other regulatory authority having jurisdiction over any holder of any Notes from time to time.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“Purchaser Schedule” means the Purchaser Schedule to this Agreement listing the Purchasers of the Notes and including their notice and payment information.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Rating” means a rating of the Notes, which rating shall (a) specifically describe the Notes, including their interest rate, maturity and Private Placement Number, issued by a NRSRO and (b) in the event such Rating is a “private letter rating” (i) address the likelihood of payment of both the principal and interest of such Notes (which requirement shall be deemed satisfied if the rating is silent as to the likelihood of payment of both principal and interest and does not otherwise include any indication to the contrary), (ii) not include any prohibition against sharing such evidence with the SVO or any other regulatory authority having jurisdiction over the holders of the Notes, and (iii) include such other information describing the relevant terms of the Notes as may be required from time to time by the SVO or any other regulatory authority having jurisdiction over the holders of the Notes and (c) be issued by an NRSRO from which the SVO accepts ratings for securities of the type similar to the Notes.

“Regulatory Event” means any adverse determination made by any Governmental Authority for a material violation or material breach of applicable law by the Company or any Subsidiary that would reasonably be expected to have a Material Adverse Effect.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Representatives” is defined in Section 20.

“Required Holders” means at any time on or after the Closing, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“RIC” means a person qualifying for treatment as a “regulated investment company” under the Code.

“SBA” means the United States Small Business Administration or any Governmental Authority succeeding to any or all of the functions thereof.

“SBIC Subsidiary” means any subsidiary of the Company (or such subsidiary’s general partner or manager entity) that is (x) a “small business investment company” licensed by the SBA (or that has applied for such a license and is actively pursuing the granting thereof by appropriate proceedings promptly instituted and diligently conducted) under the Small Business Investment Act of 1958 and (y) designated in writing by the Company (as provided below) as an SBIC Subsidiary, so long as:

(s)            other than pursuant to a Permitted SBIC Guarantee or the requirement by the SBA that the Company make an equity or capital contribution to the SBIC Subsidiary in connection with its incurrence of SBA Indebtedness, no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Person (i) is Guaranteed by the Company or any of its subsidiaries (other than any SBIC Subsidiary), (ii) is recourse to or obligates the Company or any of its subsidiaries (other than any SBIC Subsidiary) in any way, or (iii) subjects any property of the Company or any of its subsidiaries (other than any SBIC Subsidiary) to the satisfaction thereof;

(t)             neither the Company nor any of its subsidiaries (other than any SBIC Subsidiary) has any obligation to such Person to maintain or preserve its financial condition or cause it to achieve certain levels of operating results; and

(u)            such Person has not Guaranteed or become a co-borrower under, and has not granted a security interest in any of its properties to secure, and the Equity Interests it has issued are not pledged to secure, in each case, any indebtedness, liabilities or obligations of any one or more of the Obligors.

Any designation by the Company under clause (y) above shall be effected pursuant to a certificate of a Senior Financial Officer delivered to the Purchasers, which certificate shall include a statement to the effect that, to the best of such Senior Financial Officer’s knowledge, such designation complied with the foregoing conditions.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Shareholders’ Equity” means, at any date, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of shareholders’ equity or net assets, as applicable, for the Company and its consolidated Subsidiaries at such date.

“Similar Law” is defined in Section 6.3.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator (Bloomberg ticker “TSFR3M”) on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Standard Securitization Undertaking” means representations, warranties, covenants, indemnities, performance guarantees and servicing obligations entered into by the Company or any Subsidiary that, taken as a whole, are customary in a securitization or other similar transaction.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Structured Products” means the equity or residual tranches of collateralized securities, structured products and other similar securities. As used in this Agreement, “Structured Products” shall not include the debt tranches of such collateralized securities, structured products or other similar securities as reported in the Company’s quarterly reports on Form 10-Q and annual reports on Form 10-K.

“Structured Subsidiary” means:

(v)            a direct or indirect subsidiary of the Company to which any Obligor sells, conveys or otherwise transfers (whether directly or indirectly) portfolio investments or which makes or purchases portfolio investments, which is formed in connection with such Subsidiary obtaining and maintaining third-party financing from unaffiliated third parties, and which engages in no material activities other than in connection with the purchase and financing of such assets, and which is designated by the Company (as provided below) as a Structured Subsidiary; and, so long as:

(i)            no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Subsidiary (i) is Guaranteed by any Obligor (other than Guarantees in respect of Standard Securitization Undertakings), (ii) is recourse to or obligates any Obligor in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property of any Obligor, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or any Guarantee thereof; and

(ii)           no Obligor has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results; and

(w)            any passive holding company that is designated by the Company (as provided below) as a Structured Subsidiary, so long as:

(i)            such passive holding company is the direct parent of a Structured Subsidiary referred to in clause (a);

(ii)           such passive holding company engages in no activities and has no assets (other than in connection with the transfer of assets to and from a Structured Subsidiary referred to in clause (a), and its ownership of all of the Equity Interests of a Structured Subsidiary referred to in clause (a)) or liabilities;

(iii)          all of the Equity Interests of such passive holding company are owned directly by an Obligor;

(iv)          no Obligor has any contract, agreement, arrangement or understanding with such passive holding company; and

(v)           no Obligor has any obligation to maintain or preserve such passive holding company’s financial condition or cause such entity to achieve certain levels of operating results.

As of the Closing, 34th Street Funding, LLC; Murray Hill Funding, LLC; and Murray Hill Funding II, LLC shall be designated as Structured Subsidiaries. Any such designation, after the Closing, by the Company shall be effected pursuant to a certificate of a Senior Financial Officer delivered to the Purchasers, which certificate shall include a statement to the effect that, to the best of such Senior Financial Officer’s knowledge, such designation complied with the applicable foregoing conditions. Each Subsidiary of a Structured Subsidiary shall be deemed to be a Structured Subsidiary and shall comply with the foregoing requirements of this definition.

“Sub-Agent” means Ocorian (US) Inc.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Anything herein to the contrary notwithstanding, the term “Subsidiary” shall not include any Person that constitutes an Investment held by the Company, any Financing Subsidiary or any Tax Blocker Subsidiary in the ordinary course of business and that is not, under GAAP, consolidated on the financial statements of the Company and its Subsidiaries. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Guarantor” means each Subsidiary that has executed and delivered a Subsidiary Guaranty.

“Subsidiary Guaranty” is defined in Section 9.7(a).

“Substitute Purchaser” is defined in Section 21.

“SVO” means the Securities Valuation Office of the NAIC.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Tax Blocker Subsidiaries” means (a) any wholly-owned Subsidiary of the Company from time to time designated in writing by the Company to the holder of the Notes as a “Tax Blocker Subsidiary”; provided that at no time shall any Tax Blocker Subsidiary hold any assets other than Capital Stock.

“Taxes” means taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority.

“Term SOFR” means, for each Interest Period, the 3-month term SOFR provided by the CME Group Benchmark Administration Limited (or any successor administrator or service, as determined by the Noteholder Representative, on behalf of the Purchasers, from time to time) on the day that is two (2) Business Days prior to the first day of such Interest Period; provided that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unencumbered Asset Coverage Ratio” means the ratio of (a) Unencumbered Assets to (b) Unsecured Liability. For clarity, the calculation of the Unencumbered Asset Coverage Ratio (and any defined term used in this definition) with respect to the Company shall be made in accordance with any exemptive order issued by, or exemptive relief granted by, the SEC with respect to the indebtedness of any SBIC Subsidiary. For the avoidance of doubt, for purposes of this definition and any defined term used in this definition, (x) in no event shall liabilities or indebtedness include any unfunded commitment and (b) the outstanding utilized notional amount of any total return swap, in each case less the value of the margin posted by the Company or any of its consolidated subsidiaries thereunder at such time shall be treated as a senior security of the Company for the purposes of calculating the Unencumbered Asset Coverage Ratio.

“Unencumbered Asset Coverage Ratio Report” means a statement certified by a Senior Financial Officer of the Company and delivered in electronic format as a spreadsheet, which shall contain, as of the period indicated therein, (a) a schedule of the Company’s Investments outstanding as of the date indicated in such report and the categorization of each such Investment as First Lien Loans, Cash, Equity Interests or Structured Products, as applicable and (b) the reasonably detailed calculation of the Unencumbered Asset Coverage Ratio of the Company as of the date indicated in such report.

“Unencumbered Assets” means (a) the value of total assets of the Company that are not encumbered by a Lien, including, without duplication, the value of any Equity Interests owned by the Company, directly or indirectly, in a consolidated subsidiary, less (b) all unsecured liabilities and unsecured indebtedness not represented by senior securities of the Company.

“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.

“Unsecured Credit Facility” is defined in Section 9.12.

“Unsecured Debt” means Indebtedness of the Company with a final maturity greater than one year from the date of determination outstanding at any time that is not secured in any manner by any Lien on assets of the Company or any of its Subsidiaries.

“Unsecured Liability” means the aggregate amount of senior securities representing unsecured indebtedness of the Company (all as determined pursuant to the Investment Company Act and any orders of the SEC issued to the Company thereunder) and the portion of any secured indebtedness of the Company for which the value of the collateral securing such indebtedness is not sufficient to pay the principal amount of such indebtedness. For the avoidance of doubt, indebtedness of subsidiaries of the Company shall not constitute an Unsecured Liability.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

SCHEDULE 1
FORM OF NOTE

CĪON Investment Corporation
Senior Unsecured Note Due 2027

No. [●]	November 8, 2023

$[●]	PPN 17259U A@4

For Value Received, the undersigned, CĪON Investment Corporation (herein called the “Company”), a corporation organized and existing under the laws of the State of Maryland, hereby promises to pay to [●], or registered assigns, the principal sum of [●] Dollars (or so much thereof as shall not have been prepaid) on November 8, 2027 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate per annum set forth in the Note Purchase Agreement (as hereinafter defined), as may be adjusted in accordance with Section 1.2 of the Note Purchase Agreement, from the date hereof, payable quarterly, on the February 15, May 15, August 15, and November 15, commencing February 15, 2024, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default (as defined in the Note Purchase Agreement), on such unpaid balance and on any overdue payment of any Prepayment Settlement Amount (as defined in the Note Purchase Agreement), at a rate per annum from time to time equal to the Default Rate (as defined in the Note Purchase Agreement), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Prepayment Settlement Amount with respect to this Note are to be made in lawful money of the United States of America in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Unsecured Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated November 8, 2023 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

B-1

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Prepayment Settlement Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

CĪON Investment Corporation

BY:
Title:

B-2